Exhibit 3.1

ARTICLES OF AMENDMENT

TO
ARTICLES OF INCORPORATION

OF
GRAY TELEVISION, INC.

FIRST:	The name of the corporation is Gray Television, Inc. (the “Corporation”).

SECOND:	Article 1 of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and replaced by the following new Article 1:

“The name of the corporation is Gray Media, Inc.”

THIRD:	The amendment was duly adopted by the Corporation’s Board of Directors (the “Board”) on December 23, 2024.

FOURTH:	The Board adopted the amendment without shareholder action pursuant to Section 14-2-1002 of the Georgia Business Corporation Code.

FIFTH:	The Corporation hereby undertakes to publish a notice of the filing of these Articles of Amendment as required by Section 14-2-1006.1(b) of the Georgia Business Corporation Code.

SIXTH:	The amendment shall be effective as of 12:01 a.m. on January 1, 2025.

Gray Television, Inc.

By:	/s/ Jeffrey R. Gignac

Name:	Jeffrey R. Gignac

Title:	Executive Vice President and Chief

Financial Officer